Exhibit 23

CONSENT AND WAIVER AGREEMENT

This Consent and Waiver Agreement (this “Agreement”) is entered into effective as of May 10, 2016 by and between Amyris, Inc., a Delaware corporation (the “Company”), and Maxwell (Mauritius) Pte Ltd (the “Investor”).

RECITALS

A. The Company, the Investor and certain other investors in the Company are party to that certain Letter Agreement, dated February 23, 2012 (the “Letter Agreement”), and pursuant to Section 5 of the Letter Agreement, the Investor has a right of first investment with respect to certain issuances by the Company of capital stock or securities convertible into capital stock as set forth therein (the “Letter Agreement Right of First Investment”).

B. The Company, the Investor and certain other investors in the Company are party to that certain Securities Purchase Agreement, dated as of August 8, 2013 and amended as of October 16, 2013, December 24, 2013 and February 12, 2016 (as amended, the “Note Purchase Agreement”), and pursuant to Section 7.7 of the Note Purchase Agreement, the Investor has a right of first investment with respect to certain issuances by the Company of capital stock or securities convertible into capital stock as set forth therein (the “Note Purchase Agreement Right of First Investment” and together with the Letter Agreement Right of First Investment, the “Rights of First Investment”).

C. The Company, the Investor and a certain other investor in the Company are party to that certain Exchange Agreement, dated as of July 26, 2015 (the “Exchange Agreement”), and pursuant to Section 7.13 of the Exchange Agreement, the investors party to the Exchange Agreement have consent rights with respect to certain incurrences of indebtedness by the Company as set forth therein (the “Exchange Agreement Debt Covenant”).

D. The Company, the Investor and a certain other investor in the Company are party to that certain Maturity Treatment Agreement, dated as of July 26, 2015 (the “Maturity Treatment Agreement”), and pursuant to Section 2 of the Maturity Treatment Agreement, for so long as an investor party thereto holds at least $5,000,000 of Maturity Conversion Notes (as defined in the Maturity Treatment Agreement), the Company is prohibited from incurring any material “Debt” without the prior written consent of the investors party thereto, including the Investor, as set forth therein (the “Maturity Treatment Agreement Debt Covenant” and together with the Exchange Agreement Debt Covenant, the “Debt Covenants”).

E. The Investor desires to temporarily (i) waive any rights that it may have pursuant to the Rights of First Investment with respect to any future issuances of capital stock or securities convertible into capital stock of the Company in capital raising transactions (collectively, “Future Capital Raising Transactions”), and (ii) waive any consent rights that it may have pursuant to the Debt Covenants with respect to any future incurrences of indebtedness by the Company (collectively, “Future Debt Incurrences”).

AGREEMENT

Until the Termination Date (as defined below), the Investor hereby waives its Rights of First Investment and any related notice rights with respect to any Future Capital Raising Transactions by the Company on or subsequent to the date hereof.

Until the Termination Date, the Investor hereby waives its rights to consent to any Future Debt Incurrences by the Company that would otherwise be subject to the approval rights of the Investor pursuant to the Debt Covenants and the Investor hereby waives any notice rights pursuant to the Debt Covenants in connection with any such Future Debt Incurrences.

This Agreement shall continue in full force and effect until such time as the Investor has delivered written notice to the Company of its election to terminate this Agreement (the date upon which any such notice is delivered by the Investor being referred to herein as the “Termination Date”). Any such written notice to the Company shall be delivered or made (and shall be deemed to have been duly delivered or made upon receipt) by delivery in person, by an internationally recognized courier service, by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the Company at the following address:

Amyris, Inc.

5885 Hollis Street

Suite 100

Emeryville, CA 94608

Facsimile: 510-225-2645

This Agreement may be executed in counterparts, each of which will constitute an original and all of which together will constitute one agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

COMPANY:

AMYRIS, INC.

By:	/s/ John G. Melo
Name:	John G. Melo
Title:	President and Chief Executive Officer

[Signature Page to Consent and Waiver Agreement]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first above written.

INVESTOR:

MAXWELL (MAURITIUS) PTE LTD

By:	/s/ Rohit Sipahimalani
Name:	Rohit Sipahimalani
Title:	Authorized Signatory

[Signature Page to Consent and Waiver Agreement]